Exhibit (a)(1)(I)

FOR IMMEDIATE DISTRIBUTION

GEOPARK ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

Bogota, Colombia – April 18, 2024 - GeoPark Limited (“GeoPark” or the “Company”) (NYSE: GPRK), a leading independent Latin American oil and gas explorer, operator and consolidator, today announced the preliminary results of its tender offer to purchase its common shares, or the shares, at (i) prices specified by the tendering shareholders of not greater than U.S.$10.00 nor less than U.S.$9.00 per common share or (ii) at the purchase price determined in accordance with the tender offer. The tender offer expired at 5:00 p.m., New York City time, on April 17, 2024.

Based on the preliminary count by Computershare Trust Company, N.A., the Depositary for the tender offer (the “Depositary”), a total of 4,444,044 common shares of GeoPark were properly tendered and not properly withdrawn at or below a price of U.S.$10.00 per share, the maximum cash purchase price in the price range specified in the tender offer, including 932,417 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and in view of the preliminary results, GeoPark expects to accept for payment an aggregate of 4,444,044 shares at a purchase price of U.S.$10.00 per share. The shares expected to be repurchased represent approximately 8.01% of GeoPark’s issued and outstanding common shares as of April 17, 2024.

The number of shares to be purchased and the purchase price per share are preliminary and also subject to change. The determination of the final number of shares to be purchased and the final purchase price per share is subject to confirmation by the Depositary of the proper delivery of all shares validly tendered and not withdrawn, including shares to be delivered in accordance with notices of guaranteed delivery within the settlement period. The actual number of shares validly tendered and not withdrawn and the final purchase price per share will be announced through an additional amendment following the completion of the confirmation process and the expiration of the guaranteed delivery period. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest.

The Dealer Manager for the Offer is BTG Pactual US Capital, LLC. The Information Agent for the tender offer is Georgeson LLC. The Depositary is Computershare Trust Company, N.A. For questions and information, please call the Information Agent toll free at (866) 356-2715 or the Dealer Manager at (212) 293-4600.

NOTICE

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL GEOPARK LIMITED’S COMMON SHARES. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT GEOPARK DISTRIBUTED TO ITS SHAREHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT GEOPARK FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING GEORGESON LLC, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT (866) 356-2715.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

All statements contained in this press release, other than statements of historical fact, are forward-looking statements including those regarding the expected timing of the tender offer described in this press release. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the ethanol, sugar and logistics industries; and changes in facts and circumstances and other uncertainties concerning the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.